EXHIBIT 99.1

Hooker Furniture Reports Operating Profitability Gains in 2016 Fiscal Year

MARTINSVILLE, Va., April 07, 2016 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $247 million and net income of $16.2 million, or $1.49 per diluted share, for its fifty-two week fiscal year ended January 31, 2016.

Sales increased by $2.6 million, or 1%, for fiscal 2016 compared to the prior year. Annual net income increased by $3.6 million, or about 30%. Earnings per share increased to $1.49 per diluted share compared to $1.16 for last year. The increase in net income was driven by operating profitability improvements in all segments.

For the fiscal 2016 fourth quarter, consolidated net sales decreased 6.7% to $60.6 million, compared to $64.9 million for last year’s fourth quarter.  Consolidated net income for the fourth quarter decreased about 4% to $4.1 million, or $0.38 per diluted share, due to approximately $600,000 in expenses related to the HMI acquisition. Profitability in the fourth quarter was also impacted by lower net sales in the case goods and upholstery segments and increased discounting in all segments, partially offset by increased sales in the “All other” segment and lower upholstery operating costs.

“Our ability to improve profitability in all divisions despite a sluggish demand environment was the highlight of the year,” said Paul B. Toms Jr., chairman and chief executive officer. “While challenged with a soft incoming order rate over the last six months, we were able to improve multiple facets of the business and generate strong cash flow. This enabled us to reinvest in our existing businesses and invest in our long-term growth through the acquisition of Home Meridian International (HMI), expanding our reach into more moderate price points and new channels of distribution.”

Hooker’s purchase of HMI, the largest acquisition in the company’s 91-year history, was completed on February 1, 2016, the first day of its 2017 fiscal year, and is not reflected in fiscal 2016 results.

Consolidated operating profitability increased by $5.2 million or 27.4% in fiscal 2016 over the prior year. “All divisions contributed to our improved profitability,” said Toms. The Upholstery segment more than doubled operating income compared to last year. Bradington-Young built on previous solid performance to grow operating profit by 71% on the strength of a 5% sales increase and manufacturing cost improvements. Sam Moore reported almost $1.5 million in operating income in its first profitable year, even while implementing a new Enterprise Resource Planning (ERP) system. The Casegoods segment reported a 7.1% increase in operating profit despite flat sales for the year and approximately $1.1 million of professional fees related to the HMI acquisition.

In the “All other” segment, H Contract grew net sales 70% over the prior year and reported 6.2% operating income margin in its second full year of operations, while Homeware grew sales by almost 30% and reduced operating losses by 40% while repositioning its strategy.

Gross profit increased in the fiscal 2016 annual period, in both absolute terms and as a percentage of net sales, due to increased net sales in the Casegoods and “All other” operating segments, lower discounting in the Casegoods segment and reduced operating costs in the Upholstery segment, partially offset by decreased net sales and increased discounting in the Upholstery segment.

Toms pointed to several additional factors that sparked profitability performance, lower inflation driven by the strength of the U.S. dollar, relatively low casegoods segment discounting throughout the year, favorable freight rates and reduced medical costs.

Cash, Debt and Inventory

The Company finished the 2016 fiscal year with $53.9 million in cash and cash equivalents and no long-term debt. Additionally, $13.3 million was available on its $15.0 million revolving credit facility, net of $1.7 million reserved for standby letters of credit. Consolidated inventories stood at $43.7 million, down $1.3 million from the fiscal 2015 year end.

“We did a good job of managing inventories throughout the year despite the downturn in order rates during the second half,” Toms said, adding that “Currently, our inventories are near target in terms of size and composition of best-sellers.”

The Company’s cash balance decreased after year-end as a result of using $25 million of available cash and cash equivalents to fund a portion of the HMI purchase. The Company borrowed $60 million under its Loan Agreement with Bank of America, which was amended and restated concurrent with the completion of the acquisition on February 1, 2016.  The Company made an unscheduled additional $5 million principal payment on the loan in early March, in addition to the regularly-scheduled debt service payments required by the Loan agreement.

Outlook

“As we look ahead, we are prepared for the current weaker demand environment to persist through spring and summer. Our focus will be on doing everything we can within our control to generate demand, manage costs and position ourselves to immediately take advantage of an upturn in business when it occurs. In April and May, we are investing in major national sales and marketing events to direct consumers to our retail partners; we are working closely with our retailers to develop custom events, and we are rolling out the Cynthia Rowley for Hooker Furniture brand at retail. While we are prepared for continued sluggish demand in the near term, we are planning for better sales this fall and are ordering new product more aggressively to be ready to hit retail floors by Labor Day to take advantage of a stronger business environment. Additionally, we will be focused on internal improvements such as the culmination of our ERP system conversion at Bradington-Young. We are also excited to focus in the coming months on integrating HMI into our company through sharing best practices that will help us grow and become more efficient,” Toms concluded.

Conference Call Details

Hooker Furniture will present its fiscal 2016 annual and fourth quarter results via teleconference and live internet web cast on Thursday afternoon, April 7, 2016, at 2:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 91st year of business.  Its February 2016 acquisition of Home Meridian International positions it to be ranked one of the top five sources for the U.S. Furniture Market.  Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, and Hooker Upholstery, imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Pulaski Furniture, specializing in casegoods covering the complete design spectrum: traditional, contemporary, and transitional in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Sourcing Solutions Group, specializing in customer–specific product sourcing solutions,  Right 2 Home, a supplier to internet furniture retailers, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives, including, among others, H Contract and Homeware, become profitable;  (7) price competition in the furniture industry;  (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs;  (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products;  (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines  in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (21) higher than expected employee medical  costs;  (22) the risks related to the recent acquisition of the assets of Home Meridian International, Inc., (“HMI”) including deal-related costs to be recognized in fiscal 2017, integration costs, costs related to acquisition debt, including debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, financial statement charges related to the applying current accounting guidance in accounting for the acquisition, the loss of key employees, the ongoing costs related to the assumption of HMI’s pension liabilities, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the companies which could adversely affect our internal control or information systems and the costs of bringing them into compliance  and failure to realize benefits anticipated from the acquisition; (23) the risks related to HMI’s operations including significant concentrations of its sales and accounts receivable in only a few customers or disruptions affecting its Madison, NC, Mayodan, NC or Redlands, CA warehouses or its High Point, NC administrative facilities; (24) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2015. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2016	2015	2016	2015

Net sales	$60,565	$64,903	$246,999	$244,350

Cost of sales	42,510	47,401	178,311	181,550

Gross profit	18,055	17,502	68,688	62,800

Selling and administrative expenses	11,534	10,994	44,426	43,752

Operating income	6,521	6,508	24,262	19,048

Other (expense) income, net	(19)	167	197	350

Income before income taxes	6,502	6,675	24,459	19,398

Income tax expense	2,357	2,377	8,274	6,820

Net income	$4,145	$4,298	$16,185	$12,578

Earnings per share:
Basic	$0.38	$0.40	$1.50	$1.17
Diluted	$0.38	$0.40	$1.49	$1.16

Weighted average shares outstanding:
Basic	10,789	10,746	10,779	10,736
Diluted	10,814	10,776	10,807	10,771

Cash dividends declared per share	$0.10	$0.10	$0.40	$0.40

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2016	2015	2016	2015

Net Income	$4,145	$4,298	$16,185	$12,578
Other comprehensive income (loss):
Amortization of actuarial gain (loss)	618	(649)	752	(687)
Income tax effect on amortization	(228)	233	(277)	254
Adjustments to net periodic benefit cost	390	(416)	475	(433)

Total Comprehensive Income	$4,535	$3,882	$16,660	$12,145

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

As of	January 31,	February 1,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$53,922	$38,663
Accounts receivable, less allowance for doubtful
accounts of $1,032 and $1,329 on each date	28,176	32,245
Inventories	43,713	44,973
Prepaid expenses and other current assets	2,256	2,353
Total current assets	128,067	118,234
Property, plant and equipment, net	22,768	22,824
Cash surrender value of life insurance policies	21,888	20,373
Deferred taxes	5,350	5,892
Intangible assets	1,382	1,382
Other assets	2,198	2,050
Total non-current assets	53,586	52,521
Total assets	$181,653	$170,755

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$9,105	$10,293
Accrued salaries, wages and benefits	4,887	4,824
Income tax accrual	357	1,368
Accrued commissions	818	916
Other accrued expenses	694	813
Customer deposits	797	853
Total current liabilities	16,658	19,067
Deferred compensation	8,356	8,329
Income tax accrual	166	90
Other long-term liabilities	412	360
Total long-term liabilities	8,934	8,779
Total liabilities	25,592	27,846

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
10,818 and 10,774 shares issued and outstanding on each date	18,667	17,852
Retained earnings	137,255	125,392
Accumulated other comprehensive income (loss)	139	(335)
Total shareholders’ equity	156,061	142,909
Total liabilities and shareholders’ equity	$181,653	$170,755

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

For the 52 Week Periods Ended January 31, 2016 and February 1, 2015

	2016	2015
Operating Activities:
Net income	$16,185	$12,578
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,946	2,599
Loss (gain) on disposal of assets	83	(23)
Deferred income tax expense (benefit)	539	(135)
Non-cash restricted stock and performance awards	829	123
Provision for doubtful accounts	(105)	928
Changes in assets and liabilities
Trade accounts receivable	4,174	(3,780)
Income tax recoverable	-	682
Inventories	1,260	4,043
Gain on life insurance policies	(799)	(709)
Prepaid expenses and other current assets	(202)	(76)
Trade accounts payable	(1,273)	3,216
Accrued salaries, wages and benefits	273	1,347
Accrued income taxes	(1,011)	1,368
Accrued commissions	(98)	(18)
Customer deposits	(56)	194
Other accrued (income) expenses	(118)	56
Deferred compensation	358	317
Other long-term liabilities	51	58
Net cash provided by operating activities	23,036	22,768

Investing Activities:
Purchases of property, plant and equipment	(2,847)	(2,994)
Proceeds received on notes receivable	93	31
Proceeds from sale of property and equipment	6	71
Purchase of intangible	-	-
Premiums paid on life insurance policies	(707)	(789)
Proceeds received on life insurance policies	-	-
Net cash used in investing activities	(3,455)	(3,681)

Financing Activities:
Cash dividends paid	(4,322)	(4,306)
Net cash used in financing activities	(4,322)	(4,306)

Net increase (decrease) in cash and cash equivalents	15,259	14,781
Cash and cash equivalents at the beginning of year	38,663	23,882
Cash and cash equivalents at the end of year	$53,922	$38,663

Supplemental schedule of cash flow information:
Income taxes paid, net	$8,837	$4,696

Supplemental schedule of non-cash investing activities:
Increase in property and equipment through accrued purchases	$85	-

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949